Exhibit 10.8

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is entered into as of June 20, 2024, by and between Cheetah Net Supply Chain Service Inc., a North Carolina corporation (“Lender”), and Hongkong Sanyou Petroleum Co Limited. (“Borrower”).

RECITALS

Borrower desires to borrow from Lender, and Lender agrees to loan to Borrower, the Loan amounts described below.

NOW, THEREFORE, Lender and Borrower agree as follows:

1.LOAN

1.1Loan. Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender the principal amount of One Million Dollars ($1,000,000) (the “Loan”).

1.2Interest. Except as provided in Section 1.4, the Loan shall bear interest at the monthly rate of 1%, calculated on the basis of a 30-day month for the actual number of days for which interest is calculated.

1.3Payment Schedule. The Borrower shall repay the Loan and the Interest in a single lump sum on the date twelve months after the Lender has disbursed the Loan (the “Maturity Date”).

1.4Overdue Payments. Any overdue payments or unpaid portions of such payments under this Loan shall bear interest, payable on demand, at an annual rate of 18%, until repaid by Borrower; provided, however, that the aggregate rate of interest shall not exceed the maximum permissible interest rate under applicable law.

1.5Disbursement by Lender. Lender will pay the Loan to Borrower via wire transfer to the following account at such time after the execution of this Agreement as Lender in its sole discretion may determine.

Beneficiary Bank
ABA/Routing #:	[*]
Bank Name:	[*]
Address:	[*]

Beneficiary Party
Name:	[*]
Physical Address:	[*]
Account #:	[*]

1.6Payments by Borrower. Borrower shall make payments to Lender via wire transfer to an account specified by Lender.

1.7Computations and Records. Lender shall record the date and amount of each payment by Borrower, and the resulting balance of the Loan. Borrower acknowledges and agrees that Lender’s books and records relating to the transactions of this Agreement, including, without limitation, interest computations, shall be deemed correct, accurate and binding on Borrower.

2.REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender the following:

2.1Due Organization and Qualification. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the state in which it is incorporated.

2.2Due Authorization; No Conflict. The execution, delivery, and performance of the Agreement is within Borrower’s corporate powers, has been authorized by Borrower’s Board of Directors, will not conflict with or breach any provision of Borrower’s Articles of Incorporation or Bylaws, and will not create or result in a breach or default under any contract or any law, regulation, or order by which Borrower is bound.

2.3Enforceable Agreement. This Agreement has been duly executed and delivered by Borrower and is the legal, valid, and binding obligation of Borrower, enforceable against it in accordance with its terms.

2.4Compliance with Law. Borrower is not in violation of any law, regulation, order or agreement, the consequences of which could reasonably be expected to have a material adverse effect on Borrower.

3.AFFIRMATIVE COVENANTS

3.1Good Standing. Borrower shall remain in good standing as a corporation in the jurisdiction of its incorporation.

3.2Compliance with Law. Borrower shall comply with all laws, regulations, and orders applicable to it.

3.3Maintenance of Property. Borrower shall maintain all of its property necessary and useful in the conduct of its business in good operating condition and repair, ordinary wear and tear excepted.

3.4Insurance. Borrower shall maintain and keep in force insurance of the types and amounts customarily carried in its line of business, including, without limitation, fire, public liability, property damage and workers’ compensation.

4.REPORTING COVENANTS

4.1Notice to Lender. Borrower shall promptly notify Lender of:

(i)	any material change to Borrower’s financial condition or corporate status;
(ii)	any legal or regulatory action, proceeding or investigation threatened or instituted against Borrower that could reasonably be expected to have a material adverse effect on Borrower;
(iii)	substantial damage to or destruction of Borrower’s business facilities or premises;
(iv)	any event of default under this Agreement, or any event that with lapse of time would constitute an event of default; or
(v)	any other development that has or could have a material adverse effect on Borrower.

5.NEGATIVE COVENANTS

5.1Additional Debt. Borrower shall not borrow money from other parties without first disclosing the proposed borrowing to Lender.

5.2Liens. Borrower shall not create, assume, or allow any security interest or lien on property that Borrower now or later owns except: (i) liens and security interests in favor of Lender; (ii) liens for taxes not yet due; (iii) liens outstanding on the date of this Agreement disclosed in writing to Lender; (iv) liens arising by operation of law; and (v) liens arising in the ordinary course of Borrower’s business securing amounts Borrower owes in the operation of its business.

5.3Sale of Assets; Change of Control; Mergers. Borrower shall not, without Lender’s prior written consent: (i) sell, lease, transfer or dispose of substantially all of its assets to another entity; (ii) issue equity which would result in a change of control of Borrower; or (iii) consolidate with or merge into another entity, permit any other entity to merge into it or consolidate with it.

5.4Changes in Nature of Business. Borrower shall not, directly or indirectly, engage in any business not related or incidental to the business conducted by Borrower on the date of this Agreement.

6.EVENTS OF DEFAULT

Any one or more of the following events shall constitute an Event of Default:

6.1Payment Default. Borrower fails to make any interest or principal payment or payment of any other obligation under this Agreement after it is due.

6.2Misrepresentations. Any representation or warranty or statement made by Borrower in this Agreement or in any financial statement, report or certificate furnished by Borrower to Lender under this Agreement proves to be untrue in any material respect as of the date on which the representation or statement was made.

6.3Covenants. Borrower fails to perform or observe any covenants or any other material provision of this Agreement, aside from payment, and such failure continues for 15 days.

6.4Insolvency. Borrower becomes insolvent, or an insolvency proceeding is commenced by Borrower or commenced against Borrower and is not dismissed or stayed within 30 days. “Insolvency proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law.

6.5Other Agreements. There is a default or other failure to perform by Borrower under any agreement to which Borrower is a party resulting in a third-party right, whether or not exercised, to accelerate the maturity of any indebtedness in an amount in excess of $1,000,000 or that would reasonably be expected to have a material adverse effect on Borrower.

6.6Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $1,000,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 10 days.

7.RIGHTS AND REMEDIES

If an event of default exists, Lender may terminate this Agreement and declare the outstanding balance of the Loan immediately due and payable. Lender’s rights and remedies under this Agreement and all other agreements shall be cumulative. No exercise by Lender of one right or remedy shall be deemed an election of, or waiver of, any other right or remedy.

8.RELATIONSHIP

8.1Independent Organizations. Lender and Borrower are separate corporate entities and independent contracting parties. Borrower acknowledges that the conduct of Borrower and its employees and agents, and any other legal obligations of Borrower, are the sole responsibility of Borrower. This Agreement and its performance will not create a partnership, joint venture, employment, fiduciary, or similar relationship for any purpose.

8.2Confidentiality. Each party shall keep confidential and shall not disclose or use for its benefit or the benefit of any third party, other than in connection with its activities under this Agreement, any confidential information obtained from the other party, without obtaining the other party’s prior written consent, except to the extent that such confidential information is required to be disclosed by law. Confidential information does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by either party; (ii) was known by either party before being furnished by the other party; (iii) is independently developed by either party without use, directly or indirectly, of any confidential information or (iv) is or becomes available to either party on a non-confidential basis from a source other than the other party.

8.3Indemnification. Borrower shall defend, indemnify, and hold Lender, and its directors, officers, employees, agents, and affiliates, harmless from and against any and all claims, liabilities, losses, damages, and expenses, including, without limitation, reasonable attorneys’ fees and expenses, that may arise, directly or indirectly, from (i) any breach by Borrower of its obligations under this Agreement; or (ii) any other act or omission by Borrower. Borrower shall have no obligation to indemnify Lender to the extent the liability is solely caused by Lender’s gross negligence or willful misconduct.

8.4Inspection. Borrower shall permit Lender, or any persons designated by Lender, at any reasonable time, to inspect Borrower’s facilities and to inspect, audit, examine and make copies of Borrower’s books, records, and accounts.

9.GENERAL PROVISIONS

9.1Entire Agreement. This Agreement is the entire agreement between Lender and Borrower and supersedes all prior or contemporaneous communications, representations, understandings, and agreements, either oral or written, relating to the lending relationship contemplated by the subject matter of this Agreement.

9.2Governing Law. This Agreement shall be governed by the laws of the State of North Carolina.

9.3Assignment. Borrower will not assign its rights or delegate its duties under this Agreement without first obtaining the written consent of Lender. For purposes of this Agreement, an assignment includes, without limitation, a merger in which Lender is not the surviving entity; a consolidation involving Borrower; any amendment to Borrower’s Articles of Incorporation or Bylaws, issuance by Borrower or sale or other transfer by holders of shares or other equity interests in Borrower, or any other action that has the effect of transferring to a single entity or person the power to elect a majority of the Borrower’s Board of Directors.

9.4Waiver. Any waiver of the provisions of this Agreement or of Lender’s or Borrower’s rights or remedies under this Agreement must be in writing and signed by the waiving party to be effective. Failure, neglect, or delay by Lender at any time to enforce the provisions of this Agreement or its rights or remedies will not be construed as a waiver of its rights, powers, or remedies under this Agreement. Waiver of any breach or provision of this Agreement, including, without limitation, any Event of Default, will not be considered a waiver of any later breach or of the right to enforce any provision of this Agreement. Borrower waives diligence, presentment, protest, demand and notice of any kind.

9.5Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, all other provisions of this Agreement will nevertheless be effective, and the illegal, invalid, or unenforceable provision will be considered modified such that it is valid to the maximum extent permitted by law.

9.6Amendments. This Agreement may be amended only as stated in a written document signed by both Lender and Borrower which states that it is an amendment to this Agreement.

9.7Notices. Any notices, approvals, consents or other communications required to be given by either party pursuant to this Agreement shall be in writing and delivered by mail, courier, e-mail message, or fax to the addresses set out on the signature page. These addresses may be changed by written notice to the other party.

9.8Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which will be taken together and deemed to be one instrument. Transmission by fax or PDF of executed counterparts will constitute effective delivery.

* * * * * * * *

Lender and Borrower signed this Agreement as of the date set out in its first paragraph.

BORROWER:

Hongkong Sanyou Petroleum Co Limited

Signature:	/s/ Hongkong Sanyou Petroleum Co Limited

Print Name:

Title:

LENDOR:

Cheetah Net Supply Chain Service, Inc.

Signature:	/s/ HUAN LIU

Print Name:	Huan Liu

Title:	CEO